April 11, 2019

Securities and Exchange Commission

100 F Street, NE Washington, D.C. 20549

Commissioners:

We have read the statements made by ICC Holdings, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of ICC Holdings, Inc. dated April 12, 2019. We agree with the statements in such Form 8-K as they pertain to BKD, LLP.

Regards,

/s/ BKD, LLP

Cincinnati, Ohio